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FOR IMMEDIATE RELEASE

MACY’S, INC. ANNOUNCES EARLY RESULTS OF DEBT TENDER OFFER
CINCINNATI, Ohio, December 11, 2017 – Macy’s, Inc. today announced the early results of the previously announced tender offer (the “Tender Offer”) of its wholly owned subsidiary, Macy’s Retail Holdings, Inc. (the “Company”), to purchase up to $400 million in aggregate principal amount (the “Maximum Tender Offer Amount”) of the outstanding debt securities identified in the table below (collectively, the “Notes”).
As of 5 p.m., New York City time, on Dec. 8, 2017 (the “Early Tender Date”), approximately $1.03 billion aggregate principal amount of Notes were validly tendered and not validly withdrawn. The table below identifies the principal amount of each series of Notes validly tendered and not validly withdrawn and the principal amount the Company has accepted for purchase:

Title of Security	CUSIP Number	Acceptance Priority Level	Principal Amount Outstanding Prior to the Tender Offer	Principal Amount Tendered (1)	Principal Amount Accepted for Purchase	Final Proration Factor (2)
8.75% Senior Debentures due 2029	577778BL6	1	$61,164,000	$43,013,000	$43,013,000	100%
7.875% Senior Debentures due 2030	577778BK8	2	$18,256,000	$6,063,000	$6,063,000	100%
6.7% Senior Debentures due 2034	577778CE1	3	$372,200,000	$108,367,000	$108,367,000	100%
6.9% Senior Debentures due 2032	577778BQ5	4	$178,500,000	$146,498,000	$146,498,000	100%
6.375% Senior Notes due 2037	314275AC2	5	$365,140,000	$197,909,000	$96,054,000	48.5%
7.0% Senior Debentures due 2028	55616XAC1	6	$298,000,000	$171,869,000	$0	0%
6.9% Senior Debentures due 2029	31410HAQ4	7	$396,150,000	$267,289,000	$0	0%
6.79% Senior Debentures due 2027	55616XAB3	8	$165,442,000	$61,266,000	$0	0%
6.7% Senior Debentures due 2028	577778BH5	9	$197,000,000	$18,864,000	$0	0%
7.6% Senior Debentures due 2025	577778AZ6	10	$24,265,000	$3,865,000	$0	0%
10.25% Senior Debentures due 2021	577778AR4	11	$33,370,000	$4,265,000	$0	0%

(1)	As of the Early Tender Date.

(2)	The final proration factor has been rounded to the nearest tenth of a percentage point for presentation purposes.

The amount of each series of Notes accepted for purchase was determined pursuant to the terms and conditions of the Tender Offer as set forth in the Offer to Purchase dated Nov. 27, 2017 (the “Offer to Purchase”) and the related Letter of Transmittal dated Nov. 27, 2017 (the “Letter of Transmittal”).
Notes not accepted for purchase will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company and otherwise returned in accordance with the Offer to Purchase and the Letter of Transmittal.
Holders of Notes validly tendered and not validly withdrawn on or before the Early Tender Date and accepted for purchase will be eligible to receive the applicable Total Tender Offer Consideration (as defined in the Offer to Purchase), which includes an early tender premium of $30 per $1,000 principal amount of Notes. The applicable Total Tender Offer Consideration will be determined by reference to a fixed spread specified for such series of Notes over the yield based on the bid-side price of the applicable U.S. Treasury Security, as described in the Offer to Purchase. The Total Tender Offer Consideration will be calculated by the Dealer Managers (identified below) for the Tender Offer at 11 a.m., New York City time, today, Dec. 11, 2017. All payments for Notes purchased in connection with the Early Tender Date will also include accrued and unpaid interest on the principal amount of Notes tendered and accepted for purchase from the last interest payment date applicable to the relevant series of Notes up to, but not including, the early settlement date, which is currently expected to be Dec. 12, 2017. In accordance with the terms of the Tender Offer, the withdrawal deadline was 5 p.m., New York City time, on Dec. 8, 2017. As a result, tendered Notes may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the Company).
Although the Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on Dec. 22, 2017, because holders of Notes subject to the Tender Offer validly tendered and did not validly withdraw Notes on or before the Early Tender Date in an amount that exceeds the Maximum Tender Offer Amount, the Company does not expect to accept for purchase any tenders of Notes after the Early Tender Date.
BofA Merrill Lynch, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are the Dealer Managers for the Tender Offer. D.F. King & Co., Inc. is the Tender Agent and Information Agent. Persons with questions regarding the Tender Offer should contact BofA Merrill Lynch at (toll-free) (888) 292-0070, Credit Suisse Securities (USA) LLC at (toll-free) (800) 820-1653, J.P. Morgan Securities LLC at (toll-free) (866) 834-4666 and Wells Fargo Securities, LLC at (toll-free) (866) 309-6316. Requests for copies of the Offer to Purchase, Letter of Transmittal and related materials should be directed to D.F. King & Co., Inc. at (212) 269-5550, (toll-free) (866) 406-2284 or macys@dfking.com. Questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. at (toll-free) (866) 406-2284.
This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offer is made only by the Offer to Purchase and the information in this press release is qualified by reference to the Offer to Purchase and related Letter of Transmittal. None of Macy’s or its affiliates, their respective boards of directors, the Dealer Managers, the Tender Agent and Information Agent or the trustees with respect to any Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and neither Macy’s nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.
Macy’s, Inc., is one of the nation’s premier retailers. With fiscal 2016 sales of $25.778 billion and approximately 140,000 employees, the company operates more than 700 department stores under the nameplates Macy’s and Bloomingdale’s, and approximately 160 specialty stores that include Bloomingdale’s The Outlet, Bluemercury and Macy’s Backstage. Macy’s, Inc. operates stores in 45 states, the District of Columbia, Guam and Puerto Rico, as well as macys.com, bloomingdales.com and bluemercury.com. Bloomingdale’s stores in Dubai and Kuwait are operated by Al Tayer Group LLC under license agreements. Macy’s, Inc. has corporate offices in Cincinnati, Ohio, and New York, New York.
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, changes in the conditions of the securities markets, particularly the markets for debt securities, and other factors identified in documents filed by Macy’s with the Securities and Exchange Commission.
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(NOTE: Additional information on Macy’s, Inc., including past press releases, is available at www.macysinc.com/pressroom).